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                                                                    EXHIBIT 12.1


                           RENTAL SERVICE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                   Year Ended December 31,                    Six Months Ended June 30,
                                  -----------------------------------------------------   --------------------------------
                                         1995              1996              1997             1997               1998
                                  -----------------------------------------------------   ------------        ------------
Earnings:
 Income from continuing
  operations before provision
  for income taxes................    $ 6,116,000       $ 6,711,000       $23,479,000      $ 9,096,000        $22,056,000
 Total fixed charges..............      4,033,000         7,987,000        16,483,000        5,300,000         21,565,000
                                      -----------       -----------       -----------      -----------        -----------
  Total earnings..................    $10,149,000       $14,698,000       $39,962,000       14,396,000        $43,621,000
                                      ===========       ===========       ===========      ===========        ===========
Fixed charges:
 Interest expense.................    $ 3,314,000       $ 7,063,000       $14,877,000      $ 4,627,000        $20,008,000
 Implicit interest in rent
  expense.........................        719,000           924,000         1,606,000          673,000          1,557,000
                                      -----------       -----------       -----------      -----------        -----------
  Total fixed charges.............    $ 4,033,000       $ 7,987,000       $16,483,000      $ 5,300,000        $21,565,000
                                      ===========       ===========       ===========      ===========        ===========
Ratio of earnings to fixed
  charges.........................            2.5x              1.8x              2.4x             2.7x               2.0x
                                      ===========       ===========       ===========       ==========        ===========
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